EXHIBIT 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference, into a Form S-8 Registration Statement to be filed by U.S. Energy Corp. (the “Company”), of information contained in our report relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net cash flows and discounted future net cash flows, effective December 31, 2011, from the Company’s Form 10-K for the year ended December 31, 2011.  We further consent to the incorporation by reference, into such Form S-8 Registration Statement, of the references to our firm under the headings “Oil and Natural Gas” and “Oil and Natural Gas Reserves (Unaudited),” as set forth in such Form 10-K.

We also consent to the incorporation by reference of information from our Report into the Company’s Registration Statements on Form S-3 (Nos. 333-162607, 333-151637, 33-137139, 333-135958, 333-134800, and 333-124277), and Form S-8 (Nos. 333-108979, 33-74154, 333-166638 and 333-180735).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:          /s/ Danny D. Simmons, P.E.
    Danny D. Simmons, P.E.
    President and Chief Operating Officer

Houston, Texas
September 14, 2012